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                                                                     EXHIBIT 4.1

                              THOUSAND TRAILS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                                    ARTICLE I
                                     PURPOSE

         1.1. The Thousand Trails, Inc. Employee Stock Purchase Plan is intended to encourage Eligible Employees of Thousand Trails, Inc. to participate in the ownership of the Company through the purchase of Stock in the Company, to provide a common interest and benefit in the performance of the Company for both the Company shareholders and Eligible Employees. It is believed that the Plan will encourage Eligible Employees to remain in the employ of Thousand Trails, Inc. and will permit the Company to better compete with other companies in hiring and retaining its employees in a highly competitive market.

                                   ARTICLE II
                                   DEFINITIONS

         The following words and phrases shall have the meanings indicated for the purposes of the Plan:

         2.1. "Board" or "Board of Directors" means the Board of Directors of Thousand Trails, Inc.

         2.2. "Committee" means the Compensation Committee of the Board.

         2.3. "Company" means Thousand Trails, Inc., a Delaware corporation, and its subsidiaries.

         2.4. "Compensation" means taxable earnings as reported on Form W-2, or, for non-employee directors, Form 1099.

         2.5. "Deferral Balance" means, as of any given date during the Plan Year, the total amount of money deducted from a Participant's Compensation during the Plan Year, less the amount previously used to purchase Shares of Stock hereunder.

         2.6. "Eligible Employee" means any Employee who

                  (a)      is not covered by a collective bargaining agreement;

                  (b) is not a "seasonal employee" or "temporary employee" hired for a limited period of time or for a specified task;

                  (c)      is not a part-time employee; and

                  (d) was an Employee on the first day of the calendar quarter preceding his desired Entry Date.



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         2.7. "Employee" means any person who is an active, regular full-time common law employee on the payroll records of the Company, or who is a non-employee member of the Board of Directors.

         2.8. "Ending Deferral Balance" means a Participant's Deferral Balance on the Grant Date.

         2.9. "Entry Date" means the first day of each calendar quarter.

         2.10. "Exercise Price" means 85% of the Per-Share Price.

         2.11. "Grant Date" means January 1 and July 1, on which Shares shall be purchased and/or issued for transfer to the Stock Accounts of Participants under the Plan.

         2.12. "Participant" means an Eligible Employee who has a valid Employee Stock Purchase Plan Payroll Deduction Agreement on file with the Plan Administrator.

         2.13. "Per-Share Price" means the closing market price of the Stock as traded on the American Stock Exchange on the Grant Date or, if the Stock is not traded on the Grant Date, on the first day preceding the Grant Date on which the Stock traded.

         2.14. "Plan" means the Thousand Trails, Inc. Employee Stock Purchase Plan.

         2.15. "Plan Administrator" means Thousand Trails, Inc. Thousand Trails, Inc. may delegate all or any part of its plan administration duties to the Committee.

         2.16. "Plan Year" means the calendar year. However, the first Plan Year shall commence on August 1, 1999 and end on December 31, 1999.

         2.17. "Shares" or "Stock" means common stock, par value $.01, of the Company as traded on the American Stock Exchange.

         2.18. "Stock Account" means a Stock ownership account which shall be established in the name of each Participant by the Plan Administrator.

                                   ARTICLE III
                          ELIGIBILITY AND PARTICIPATION

         3.1. Only Eligible Employees shall be entitled to participate in the Plan. Eligible Employees may enter the Plan as of any Entry Date by timely completing and submitting to the Plan Administrator, on or before the deadline established by the Plan Administrator from time to time, an Employee Stock Purchase Plan Payroll Deduction Agreement, which shall be provided to all Eligible Employees by the Plan Administrator. Each Eligible Employee who wishes to participate in the Plan shall designate a fixed percentage of his Compensation to be deducted from his salary for each pay period, which shall be a whole number from 1% to 10% of his Compensation as of the Entry Date on which the Participant's participation in the Plan commences for a particular Plan Year.


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         3.2. Eligible Employees may begin participation effective as of any
Entry Date after satisfying the conditions for being an Eligible Employee. Eligible Employees who do not choose to begin participation at the time they are first eligible may begin participation on any subsequent Entry Date.

         3.3. For each Plan Year, the Company shall deduct and withhold from each Participant's Compensation for each pay period during the Plan Year an amount equal to the Participant's Compensation for such Pay Period, multiplied by the percentage specified in such Participant's Payroll Deduction Agreement. No cash contributions shall be permitted.

         3.4. The Plan Administrator shall establish and maintain a record of each Participant's Deferral Balance. Each Participant's Deferral Balance shall be increased each pay period by the dollar amount of his salary deduction during such pay period. No interest or earnings shall accrue on such Deferral Balance.

         3.5. A Participant's Payroll Deduction Agreement shall remain valid until the end of the Plan Year, and shall be automatically renewed on the first day of each succeeding Plan Year unless canceled or modified by the Participant.

         3.6. Except as otherwise provided herein, a Participant's Payroll Deduction Agreement shall be irrevocable between each Grant Date and the Participant may only increase or decrease the amount specified in his Payroll Deduction Agreement as of any Grant Date. However, a Participant may terminate his Payroll Deduction Agreement under the terms of Article VI.

         3.7. All amounts deducted from each Participant's salary under the Plan shall be maintained as part of the general assets of the Company until the Stock is actually allocated to the Participant's Account.

                                   ARTICLE IV
                         STOCK PURCHASES AND ALLOCATION

         4.1. The Plan Administrator intends that Stock will be acquired hereunder through acquisition from the Company (either from Treasury stock or new issuance), although the Plan Administrator also reserves the right to purchase Stock on the open market. Each Eligible Employee who is a Participant in the Plan as of the Grant Date shall have credited to his Stock Account by the Plan Administrator, as of the Grant Date, a number of Shares of Stock, equal to such Participant's Ending Deferral Balance divided by the Exercise Price rounded down to the nearest whole share. All costs and expenses associated with the acquisition and/or issuance and initial transfer of the Stock on the Grant Date (including the additional cost per share of Stock over the Exercise Price as well as all administrative fees and commissions) shall be paid by the Company. The Company's contributions to the Plan shall be fully taxable to the Participant as additional wages but shall not be deemed part of the Participant's Compensation for purposes of this or any other employee benefit plan.

         4.2. Upon the allocation of Stock to each Participant's Stock Account, such Participant's Deferral Balance shall be reduced by the number of Shares allocated to his Stock Account multiplied by the applicable Exercise Price. Any Deferral Balance remaining shall be carried forward to the next Grant Date.


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         4.3. The Grant Dates shall be designated each year by the Plan
Administrator in its sole discretion.

         4.4. Notwithstanding anything to the contrary herein, curtailments or suspension of purchases, sales or issuance of Stock hereunder may be made at any time when such purchases, sales, or issuance could, in the judgment of the Company, contravene or be restricted by any applicable regulations, interpretations, or orders of the Securities and Exchange Commission or any other governmental commission, agency, instrumentality, court, securities exchange, or the National Association of Securities Dealers Inc., and neither the Company nor Committee shall be accountable or liable for failure to make purchases, sales or issuances of Stock at such times. In addition, the issuance of Stock hereunder is further conditioned upon the registration of the Stock to be issued with the Securities and Exchange Commission. In no event shall any Stock be issued hereunder prior to the effective date of registration with the Securities and Exchange Commission.

                                    ARTICLE V
                                 STOCK OWNERSHIP

         5.1. Each person for whom the Plan Administrator maintains a Stock Account shall have a restricted ownership interest in all Shares of Stock held in his Stock Account. All whole Shares of Stock held in such Stock Account must be held under the Plan for at least one year from the applicable Grant Date, and may not be sold, transferred, hypothecated, alienated, encumbered, or pledged during such time, but thereafter may be sold or otherwise transferred by such person at any time. After the one-year holding period has expired, a Participant may utilize the services of any registered stock broker to effectuate the sale of any or all of the Shares in his Stock Account. All costs of sale, including all commissions and transfer taxes, shall be paid by such Participant.

         5.2. After the applicable one-year holding period has expired, each Participant with a balance in his Stock Account upon request and at his own expense, may receive stock certificates evidencing his ownership of Stock in the Company, which shall be issued in such person's name, equal to the number of whole Shares in his Stock Account. Stock certificates shall be issuable for whole shares only. Upon issue, the number of Shares which are evidenced by such stock certificates shall be deducted from such person's Stock Account. Shares evidenced by such certificates may be sold through the broker of such person's choice.

         5.3. Dividends paid on Shares held in a Stock Account shall be automatically reinvested in additional whole Shares of Stock, to be added to such Stock Account. Any commissions which are applicable to such dividend stock purchases, and any applicable state or federal taxes shall be borne by the holder of the Stock Account and shall be automatically deducted from such dividends before additional Stock is purchased. Only whole Shares shall be credited to a participant's Stock Account hereunder, and any cash dividend amount remaining after allocating such Stock shall be allocated to such Participant's Deferral Account.

         5.4. No Participant shall have any ownership interest in Stock which has not been allocated to such Participant's Stock Account, and no Participant shall be considered to have any tangible or intangible option or right to purchase Stock at a given price prior to the applicable


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Grant Date. No adjustments shall be made for dividends, distributions, or other rights for which the record date is prior to the applicable Grant Date.

                                   ARTICLE VI
                           WITHDRAWAL AND TERMINATION

         6.1. A Participant may cancel his Payroll Deduction Agreement at any time during the Plan Year. Upon such cancellation such Participant shall be paid a sum of money equal to his Deferral Balance at the time of the cancellation, without interest, and such Participant shall not be entitled to receive an allocation of Stock on the next Grant Date. Any Participant who cancels his Payroll Deduction Agreement shall be ineligible to participate in the Plan until the next Entry Date which is at least six months from the cancellation of such Agreement or until the beginning of the next Plan Year, whichever is later.

         6.2. Any Participant who ceases to be an Eligible Employee for any reason shall be paid a sum of money equivalent to his Deferral Balance at the time his eligibility ceases, without interest, and shall not be entitled to receive an allocation of Stock relating to such returned salary deductions. If an Employee takes a leave of absence for any reason or leaves the employ of the Company for any reason, such Employee is no longer an Eligible Employee. Any Participant removed from the Plan under this paragraph 6.2 may reenter the Plan on any Entry Date following the date, if any, on which he again becomes an Eligible Employee.

         6.3. In the event of the death of a Participant, a sum of money equivalent to such Participant's Deferral Balance at the time of his death, without interest, shall be paid to said Participant's estate and/or personal representative, and such Participant's estate and/or personal representative shall not receive any further grants of stock under the Plan. All assets in said Participant's Stock Account will remain in his Stock Account until the person with whom such Participant has elected a joint account with right of survivorship, or his estate's legal representative requests delivery of said assets from the Plan Administrator and submits such documentation as may be required to show proof of entitlement thereto. Any restrictions imposed hereunder on transfer of Stock in a Participant's Stock Account shall immediately terminate upon the Participant's death.

         6.4. Any Participant for whom the Plan Administrator maintains a Stock Account shall be entitled to hold his Shares in such Stock Account with the Plan Administrator regardless of his continued eligibility or participation in the Plan. Upon termination of employment (or resignation or removal from the Board, as applicable), however, the Plan Administrator shall distribute to such Participant certificates reflecting the total number of whole Shares of Stock to his credit which shall be automatically distributed as of the later of (1) the date of such Employee's termination (or resignation or removal) or (2) the date that no Shares in such Employee's Stock Account are subject to any restriction on transfer.

                                   ARTICLE VII
                                 ADMINISTRATION

         7.1. The Plan Administrator shall have complete discretion and authority to interpret and construe the Plan, to decide all questions of eligibility and benefits (including any underlying factual determinations), and adjudicate all claims and disputes. The Plan


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Administrator may delegate its duties to the Committee to administer the Plan pursuant to the terms of this Article VII. The Plan Administrator may engage the services of third parties (including a broker or one or more third party administrators) to render advice or provide such services as are necessary or appropriate to administer the Plan.

         7.2. To the fullest extent permitted by law, no member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan, unless attributable to his own gross negligence or willful misconduct. To the maximum extent required or permitted under the Delaware General Corporation Law as presently in effect and as hereafter amended from time to time, the Company shall indemnify the members of the Committee against any and all claims, losses, damages and expenses, including any amounts paid in settlement with the Committee's approval and any attorney's fees, arising from their action or failure to act in administering the Plan.

                                  ARTICLE VIII
                            AMENDMENT AND TERMINATION

         8.1. The Company, in its sole discretion, acting either through its Board or any authorized officer, may amend, modify, suspend, or terminate the Plan at any time. In addition, the Committee may amend the Plan as long as it determines that any such amendment either (a) is necessary or appropriate to comply with applicable law, or (b) does not materially increase the costs of the Company. In the event the Plan is terminated, each Participant shall be paid an amount of money equal to his Deferral Balance, without interest, and shall not be entitled to receive any subsequent allocations of Stock under the Plan.

                                   ARTICLE IX
                       RECAPITALIZATION OR REORGANIZATION

         9.1. If the Company shall be the surviving corporation in any merger, consolidation or reorganization, this Plan shall continue, subject to the provisions of Article VIII. In the event of a dissolution, liquidation or merger of the Company in which the Company is not the surviving entity, this Plan shall terminate and each Participant shall receive cash equal to his Deferral Balance, without interest, and shall not be entitled to receive any subsequent allocations of Stock under the Plan.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.1. The Plan shall not be construed to give any Employee the right to be retained in the employ of the Company (or to remain on the Board). The Company retains the unqualified right to terminate the employment or directorship of any Employee at any time in accordance with applicable law.

         10.2. No right, title or interest of any kind in the Plan shall be transferable or assignable by any Participant or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary, nor subject to the debts, contracts, liabilities, engagements, or torts of the Participant. Any attempt to alienate, anticipate, encumber, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process, or to dispose of any interest in the Plan, shall be void.


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         10.3. In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been a part of this Plan.

         10.4. The article and section headings are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms or provisions contained herein. When appropriate, words used in the singular shall include the plural and the plural shall include the singular. As used herein, the masculine gender includes the feminine gender.

         10.5. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Delaware, unless superseded by federal law.

                                   ARTICLE XI
                           TAX STATEMENTS; WITHHOLDING

         11.1 The Company's subsidy for the purchase of Stock (i.e., the difference between the fair market value of Shares allocated to a Participant and the applicable Exercise Price) plus each Participant's pro rata share of brokerage commissions (if any) paid on their behalf by the Company in connection with the original allocation of the Stock, will be reported on the appropriate form or forms to the Internal Revenue Service and to all Participants. The Company shall withhold from each Participant's earnings income tax, social security taxes and other taxes required to be withheld with respect to such amounts (if any). In the event a Participant's earnings are insufficient to satisfy such withholding requirements, the Plan Administrator shall have the right to effect the sale of Stock in such Participant's Stock Account to satisfy the deficiency, or take any other action necessary to fulfill such obligation.

                                   ARTICLE XII
                                 EFFECTIVE DATE

         12.1 The Plan shall become effective as of August 1, 1999, subject to the approval of the Board of Directors.




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